EXHIBIT 99.2

                                [GRAPHIC OMITTED]
                                                                   NEWS RELEASE

FOR IMMEDIATE RELEASE
August 27, 2003

                  FIBERCORE REPORTS RESULTS FOR SECOND QUARTER

CHARLTON, MA - AUGUST 27, 2003 -- FiberCore, Inc. (OTC Bulletin Board:
FBCEE.0B), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced results for the second quarter ended June 30, 2003.

 In the second quarter of 2003, sales decreased by 19% to $5.2 million from $6.4 million in the second quarter of 2002. Sales increased by $542,000 as compared to the first quarter of 2003. Sales continue to be negatively impacted by a lack of shipments in South America, which is primarily a single-mode market. Multi-mode sales from Germany represented approximately 80% of total sales for the quarter.

Gross profit (loss) in the quarter was $(1,516,000), or (29%) of sales for the second quarter of 2003 compared to a gross profit of $659,000, or 10% of sales, in the second quarter of 2002. FiberCore's gross margin was severely impacted by continuing price declines, albeit at a lower rate of decline, lower production levels, and continuous interruptions in the production process as a result of raw material supply shortages. The POVD technology, which is expected to lower costs, has been partially implemented in the third quarter.

SG&A costs decreased by 37% to $1,077,000 in the second quarter from $2,887,000 in the first quarter of 2002 as a result of cost savings measures implemented during 2002 and 2003 at all locations. The Company continues to focus on cost savings in SG&A.

R&D spending decreased by 48% to $389,000 in the second quarter from $752,000 in the first quarter of 2002. The Company continues the development of its patented Plasma Outside Vapor Deposition (POVD) process as well as other manufacturing initiatives, which are all intended to reduce production costs. In addition, the Company continues to develop specialty glass products in conjunction with its POVD technology.

Interest expense for the quarter was primarily a result of the higher debt incurred during 2002 associated with Company's expansion program in Germany.

The loss from operations in the second quarter of 2003 was approximately $3.7 million compared to a loss from operations of approximately $2.8 million in the first quarter of 2002. The higher loss from operations is attributable to the higher cost of sales related to production interruptions at the German and Brazilian locations as well as continued pricing weakness in the single-mode market.

FiberCore reported a net loss of $5.2 million, or $0.08 per share, in the second quarter of 2003. In the first quarter of 2002, the net loss was approximately $5.1 million, or $0.08 per share.

While there was an improvement in operating cash flow in the second quarter of 2003 as compared to the first quarter of 2003 of approximately $586,000, the improvement was provided by an increase in accounts payable.

As reported in our previous press release, independent accountants have not reviewed the second quarter financial statements, which contain important information about the liquidity of the Company and the basis of presentation. In addition, the financials omit Items 2 and 3 of Part I and all sections of Part 2, which are required for reports filed with the Securities and Exchange Commission on Form 10-Q. Accordingly, the financial statements for the second quarter are not in compliance with SEC requirements.

FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.


CONTACTS:
AT THE COMPANY:
---------------
Dr. Mohd A. Aslami, President/CEO
John D. Ronnquist, Interim CFO
508/248-3900


                           --Financial Tables Follow--

                                 FIBERCORE, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (Dollars in thousands except share data)

                                                             Three Months Ended             Six Months Ended
                                                                   June 30,                      June 30,
                                                                   --------                      --------
                                                            2003            2002          2003             2002
                                                            ----            ----          ----             ----
                                                         (unaudited)     (unaudited)   (unaudited)      (unaudited)
Net sales                                              $      5,151    $      6,374    $      9,760    $     14,259
Cost of sales:
   Cost of sales                                              6,560           5,172          12,016          12,455
   Restructuring costs                                           --             197              --             197
    Write-down of inventory                                     107             346             107           1,133
                                                       ------------    ------------    ------------    ------------
Cost of sales:                                                6,667           5,715          12,123          13,785
                                                       ------------    ------------    ------------    ------------
         Gross profit (loss)                                 (1,516)            659          (2,363)            474

Operating expenses:
   Selling, general and administrative expenses               1,810           2,887           3,672           5,500
   Research and development                                     389             510             752             993
   Restructuring costs                                           --             103              --             103
                                                       ------------    ------------    ------------    ------------
         Income (loss) from operations                       (3,715)         (2,841)         (6,787)         (6,122)

Interest expense, net                                        (1,516)         (1,280)         (2,833)         (2,366)
Other income (expense) - net                                     (1)         (1,710)            337          (1,795)
                                                       ------------    ------------    ------------    ------------
         Income (loss) before income taxes and
         minority interest                                   (5,232)         (5,831)         (9,283)        (10,283)

Benefit from (provision  for) income taxes                       --              86              (1)            190
                                                       ------------    ------------    ------------    ------------
Earnings (loss) before minority interest                     (5,232)         (5,745)         (9,284)        (10,093)
Minority interest in loss of subsidiaries                        21             602              67             872
                                                       ------------    ------------    ------------    ------------
         Net earnings (loss)                           $     (5,211)   $     (5,143)   $     (9,217)   $     (9,221)
                                                       ============    ============    ============    ============
Basic earnings (loss) per share
 of common stock                                       $      (0.08)   $      (0.08)   $      (0.13)   $      (0.15)
                                                       ============    ============    ============    ============
Diluted earnings (loss) per share
 of common stock                                       $      (0.08)   $       0.08)   $      (0.13)   $      (0.15)
                                                       ============    ============    ============    ============
Weighted average shares outstanding:
          Basic                                          68,886,534      61,589,533      68,881,343      61,553,024
          Diluted                                        68,886,534      61,589,533      68,881,343      61,553,024

SELECTED BALANCE SHEET DATA:                                                               June 30,    December 31,
                                                                                            2003            2002
                                                                                            ----            ----
                                                                                         (unaudited)      (audited)
Working capital deficiency                                                             $    (34,670)   $    (27,352)
Total assets                                                                                 79,406          75,603
Long-term obligations                                                                        26,045          21,700
Total liabilities                                                                            81,803          71,126
Minority interest                                                                                22              15
Accumulated deficit                                                                         (59,706)        (50,490)
Stockholders' equity                                                                         (1,819)          4,462